Exhibit 15.1

November 14, 2025

3 E Network Technology Group Limited

No.118 Connaught Road West, 3003-2

Hong Kong, China

Re: Consent of Shanghai Skylight Law Firm

We hereby consent to the reference of our name in 3 E Network Technology Group Limited’s annual report on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of November 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

For and on behalf of

SHANGHAI SKYLIGHT LAW FIRM